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                                                             Exhibit 99(9)(c)(i)


FPS Services, Inc.
3200 Horizon Drive
King of Prussia, PA  19406-0903

March 3, 1998

Mr. David P. Como
Trainer, Wortham First Mutual Fds.
388 Market Street, 2nd Floor
San Francisco, CA 94111

         Re: Accounting Services Agreement dated July 25, 1996; Administration Agreement dated July 25, 1996; Custody Administration and Agency Agreement dated July 25, 1996; Shareholder Services Agreement dated July 25, 1996 (the "Agreements"), between Trainer, Wortham First Mutual Funds (the "Trust") and FPS Services, Inc. ("FPS Services").

Dear David:

FPS Services has entered into an Asset Purchase Agreement with First Data Investor Services Group, Inc. ("First Data"), a wholly-owned subsidiary of First Data Corporation, pursuant to which First Data would acquire substantially all of the assets of FPS Services (the "Asset Purchase").

The Agreements require FPS Services to obtain the consent of the Trust prior to the assignment of its interest under the Agreements. Therefore, this letter requests your consent to FPS Services' transfer of all of its right, title, interest and obligations under the Agreements to First Data, effective only upon execution. Furthermore, such consent shall include extension of the Agreements on the terms provided therein through February 28, 2000. Please indicate your consent to the foregoing by signing and dating this letter below and forwarding your consent to my attention at:

                               3200 Horizon Drive,
                           King of Prussia, PA 19406.

Enclosed is a unanimous consent for your Board of Trustees. This consent must be signed by the members of your board and returned to my attention. In order to assist the Board with their decision to allow the assignment of the contracts, I have also enclosed packets of information on First Data and the enhanced services which we will be able to offer under this anew arrangement.





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I would greatly appreciate your prompt attention to this matter. If you have any questions, please call me at (610) 239-4501. Thank you for your cooperation in connection with this matter.

Very truly yours,

/s/Kenneth J. Kempf

Kenneth J. Kempf

President





Effective upon execution, the undersigned hereby consents to the foregoing referenced assignment of all of FPS Services' right, title, interest and obligations under the Agreements to First Data. Furthermore, the undersigned consents to the extension of the term of the Agreements through February 28, 2000 on the same terms and conditions provided therein.





TRAINER, WORTHAM FIRST MUTUAL FUNDS





By:       /s/David P. Como
         -----------------
         David P. Como

Title:    President


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                       TRAINER, WORTHAM FIRST MUTUAL FUNDS
                UNANIMOUS CONSENT OF TRUSTEES IN LIEU OF MEETING

         Pursuant to the requirements of the laws of the state of Delaware governing actions taken by unanimous consent of the Trustees, the undersigned, being all Trustees of Trainer, Wortham First Mutual Funds (the "Trust"), a Delaware Business Trust and operating as an open-end management investment company under the Investment Company Act of 1940, as amended, upon due consideration, do hereby consent to, adopt and approve the following resolutions without any meeting thereof, with the same force and effect as if a meeting with respect thereto had been duly called, convened and conducted:

                               PROPOSED RESOLUTION


WHEREAS, pursuant to the Accounting, Administration, Custody Administration and Shareholder Services Agreements (the "Agreements") between Trainer, Wortham First Mutual Funds (the "Trust") and FPS Services, Inc. ("FPS Services"), FPS Services provides certain Accounting, Administration, Custody Administration and Shareholder Services to the Trust; and

WHEREAS, FPS Services has entered into an Asset Purchase Agreement with First Data Investor Services Group, Inc. ("First Data"), a wholly-owned subsidiary of First Data Corporation, pursuant to which First Data has acquired substantially all of the assets of FPS Services (the "Asset Purchase"); and

WHEREAS, consummation of the Asset Purchase constitutes an assignment under the Agreements; and

WHEREAS, the Agreements that they will not be assignable by FPS Services without the written consent of the Trust, which consent shall be authorized or approved by its Board of Trustees; and

WHEREAS, the Board has evaluated the information provided by management and FPS Services about the Asset Purchase and has determined that the Asset Purchase will not materially alter the terms or conditions set forth in the Agreements or detrimentally affect the quality of service provided under the Agreements;

NOW, THEREFORE, BE IT

RESOLVED,           that effective upon execution, the Board of Trustees hereby consents to the assignment of the Agreements to First Data, and

FURTHER RESOLVED,   that upon their assignment, the Agreements shall
                    continue on the same terms and conditions through February
                    28, 2000.


________________________                           _____________________________

________________________                           _____________________________

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Filed with the minutes of the proceedings of the Board of Trustees of the Trust on the 28TH day of APRIL , 1998.

                                                     /s/Debra L. Clark
                                                 ------------------------------
                                                    Debra L. Clark,  Secretary